Exhibit 99.1

Media Contact: Kendra Kimmons Marketing & Communications 225-299-3720 kendra.kimmons@amedisys.com

Chief Information Officer Leaving Amedisys

BATON ROUGE, La., October 6, 2016 – Amedisys, Inc. (NASDAQ: AMED), one of America’s leading home health and hospice companies, announced today that Martin B. Howard, Chief Information Officer, is leaving Amedisys, effective October 31, 2016.

“We are grateful to Marty for his contributions to Amedisys, and thank him for lending his considerable talents,” stated Amedisys President and Chief Executive Officer Paul Kusserow. “His commitment to excellence and knowledge of health information technology has helped Amedisys optimize the IT elements of our transformative strategy.”

Michael North, Senior Vice President of Operations, will assume the role of interim Chief Information Officer. North, a seasoned IT executive, most recently led Amedisys’ successful conversion to the Homecare Homebase platform. Before Amedisys, he served as the Director of Corporate Development Integrations for Humana. His senior level responsibilities included all IT and operational integrations for acquisitions. Prior to that, North served as the Director of IT Support with Kindred Healthcare.

About Amedisys:

Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 2,200 hospitals and 61,900 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With more than 16,000 employees, in 421 care centers in 34 states, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 340,000 patients in need every year. For more information about the Company, please visit: www.amedisys.com.